EXHIBIT 4.1

EXECUTION VERSION

AMENDMENT NO. 6 TO THE AMENDED AND RESTATED BASE INDENTURE

THIS AMENDMENT NO. 6 TO THE AMENDED AND RESTATED BASE INDENTURE, dated as of March 30, 2021 (this “Amendment”), is entered into by and among (i) DRIVEN BRANDS FUNDING, LLC, a Delaware limited liability company, as a co-issuer (the “Issuer”), (ii) Driven Brands Canada Funding Corporation, a Canadian corporation, as a co-issuer (the “Canadian Co-Issuer” and together with the Issuer, the “Co-Issuers”), and (iii) CITIBANK, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successors and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture.

RECITALS

WHEREAS, the Co-Issuers (including the Canadian Co-Issuer as of the Series 2020-1 Closing Date) and the Trustee have entered into the Amended and Restated Base Indenture, dated as of April 24, 2018, as amended by Amendment No. 1 to the Amended and Restated Base Indenture, dated as of March 19, 2019, Amendment No. 2 to the Amended and Restated Base Indenture, dated as of June 15, 2019, Amendment No. 3 to the Amended and Restated Base Indenture, dated as of September 17, 2019, Amendment No. 4 to the Amended and Restated Base Indenture, dated as of July 6, 2020, and Amendment No. 5 to the Amended and Restated Base Indenture, dated as of December 14, 2020 (as the same may be further amended, supplemented or otherwise modified from time to time prior to the date hereof and exclusive of the Series Supplements thereto, the “Base Indenture” and together with each Series Supplement entered into on or prior to the date hereof and any additional Series Supplements thereto entered into from time to time, the “Indenture”).

WHEREAS, Section 13.2(a) of the Base Indenture provides, among other things, that the Co-Issuers and the Trustee, subject to implementation by the Control Party (acting with the consent and at the direction of the Controlling Class Representative) pursuant to Section 11.4(b) of the Base Indenture, may at any time, and from time to time, make certain amendments, waivers and other modifications to the Base Indenture, including the type of amendments set forth in Section 1 of this Amendment.

WHEREAS, the Co-Issuers desire to amend the Base Indenture in certain respects, as hereinafter set forth.

WHEREAS, pursuant to Section 11.4(b) of the Base Indenture and the consent and direction of the Controlling Class Representative set forth on the signature page hereto in respect of the amendments set forth in Section 1 of this Amendment, the Control Party has implemented such amendments, including via the execution and delivery by the Co-Issuers and the Trustee of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                   Amendments to the Base Indenture Pursuant to Section 13.2(a). The Co-Issuers and the Trustee agree, in accordance with the implementation by the Control Party (acting with the consent and at the direction of the Controlling Class Representative) pursuant to Section 11.4(b) of the Base Indenture, to amend the Base Indenture to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as follows pursuant to, and in accordance with, the terms and conditions of, Section 13.2(a) of the Base Indenture:

(a)        The first sentence of Section 5.16 of the Base Indenture shall be amended as follows:

“During the period commencing on the Series 2015-1 Closing Date and ending on the Final Series Legal Final Maturity Date, the Co-Issuers may (but are not required to) designate Retained Collections Contributions to be included in Net Cash Flow, but not more than (x) for all Retained Collections Contributions made in any Quarterly Fiscal Period, the greater of (A) 4% of Net Cash Flow over the immediately preceding four (4) Quarterly Fiscal Periods for which financial statements have been delivered as of the relevant date of determination and (B) $~~2~~10,000,000 ~~in any Quarterly Fiscal Period or more than~~, (y) for Retained Collections Contributions made during any period of four (4) consecutive Quarterly Fiscal Periods, the greater of (A) 8% of Net Cash Flow over the immediately preceding four (4) Quarterly Fiscal Periods for which financial statements have been delivered as of the relevant date of determination and (B) $~~4~~20,000,000 ~~during any period of four (4) consecutive Quarterly Fiscal Periods~~ or ~~more than~~ (z) for Retained Collections Contributions made from the Series 2015-1 Closing Date to the Final Series Legal Final Maturity Date, the greater of (A) 16% of Net Cash Flow over the immediately preceding four (4) Quarterly Fiscal Periods for which financial statements have been delivered as of the relevant date of determination and (B) $~~1~~40,000,000 ~~from the Series 2015-1 Closing Date to the Final Series Legal Final Maturity Date~~; provided, that any Retained Collections Contributions made to the Co-Issuers following a Quarterly Fiscal Period, but on or before the related Quarterly Calculation Date, may, at the Co-Issuers’ discretion as designated in the next Weekly Manager’s Certificate or Quarterly Noteholders’ Report, as applicable, be included in Net Cash Flow for such Quarterly Fiscal Period; provided, further, that any Retained Collections Contributions shall be excluded from the amount of Net Cash Flow for purposes of calculating the New Series Pro Forma DSCR in connection with the issuance of any new Series.”

(b)        The definition of “Driven Brands Leverage Ratio” set forth in Annex A to the Base Indenture shall be amended as follows:

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““Driven Brands Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Indebtedness of the Driven Brands Entities (provided that, solely for purposes of calculating any Series Non-Amortization Test with respect to each Series of Notes issued on or prior to the Series 2020-1 Closing Date, with respect to each Series of Class A-1 Notes Outstanding, the aggregate principal amount of each such Series of Class A-1 Notes will be deemed to be equal to the Class A-1 Notes Maximum Principal Amount for each such Series) as of the end of the most recently ended Quarterly Fiscal Period less (ii) the sum of (v) the cash and cash equivalents of the Driven Brands Entities credited to the Interest Reserve Accounts in respect of the Senior Notes and the Senior Subordinated Notes and the Cash Trap Reserve Accounts as of the end of the most recently ended Quarterly Fiscal Period, (w) the cash and cash equivalents of the Securitization Entities maintained in the Management Accounts that, pursuant to a Weekly Manager’s Certificate delivered on or prior to such date, will be paid to the Managers or constitute the U.S. Residual Amount or Canadian Residual Amount on the next succeeding Weekly Allocation Date, (x) the available amount of each Interest Reserve Letter of Credit as of the end of the most recently ended Quarterly Fiscal Period, (y) the unrestricted cash and cash equivalents of the Non-Securitization Entities and, to the extent consisting of the U.S. Residual Amount or Canadian Residual Amount, the Securitization Entities as of the end of the most recently ended Quarterly Fiscal Period (in each case, excluding any unrestricted cash or cash equivalents contributed to the Driven Brands Entities solely with the intent of satisfying such condition in bad faith and immediately redistributed to the parent companies of the Driven Brands Entities) and (z) the cash and cash equivalents of the Securitization Entities maintained in any Pre-Funding Account and any Pre-Funding Reserve Account to (b) Run Rate Adjusted EBITDA of the Driven Brands Entities for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date and for which financial statements are required to have been delivered. The Driven Brands Leverage Ratio shall be calculated in accordance with Section 14.17(a) of the Base Indenture.”

2.                   Effectiveness. Subject to receipt by the Trustee of (i) an Opinion of Counsel pursuant to Section 13.3, Section 13.6 and Section 14.3 of the Base Indenture and (ii) an Officers’ Certificate pursuant to Section 13.6 and Section 14.3 of the Base Indenture duly executed by the Co-Issuers, this Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the Co-Issuers and the Trustee.

3.                   Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Base Indenture shall remain in full force and effect and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be

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further amended, supplemented or otherwise modified and in effect from time to time. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Base Indenture, other than as set forth herein. This Amendment may not be amended, supplemented or otherwise modified, except in accordance with the terms of the Base Indenture. This Amendment constitutes a Supplement pursuant to Section 13.3 of the Base Indenture. This Amendment shall inure to the benefit of, and be binding on, the respective successors and assigns of the parties hereto, each Noteholder and each other Secured Party.

4.                   Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.                   Counterparts. This Amendment may be executed by the parties hereto in several counterparts (including by facsimile, email, electronic signature or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.                   Matters relating to the Trustee. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Co-Issuers, or the validity or sufficiency of this Amendment and the Trustee shall not be accountable or responsible for, or with respect to, nor shall the Trustee have any responsibility for, any provisions thereof. In entering into this Amendment, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of, or affecting the liability of, or affording protection to, the Trustee.

7.                   Representations and Warranties. Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

DRIVEN BRANDS FUNDING, LLC,
as Issuer

By:	/s/ Scott O’Melia
Name: Scott O’Melia
Title: Executive Vice President and Secretary

Driven Brands Canada Funding Corporation, as Canadian Co-Issuer

By:	/s/ Scott O’Melia
Name: Scott O’Melia
Title: Executive Vice President and Secretary

Amendment No. 6 to Amended and Restated Base Indenture

CITIBANK, N.A., in its capacity as Trustee

By:	/s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

Amendment No. 6 to Amended and Restated Base Indenture

In accordance with Section 2.4 of the Servicing Agreement, Midland Loan Services, a division of PNC Bank, National Association, in its capacity as Control Party with the consent and at the direction of the Controlling Class Representative (pursuant to Section 11.4(b) of the Base Indenture), hereby implements the amendments set forth in Section 1 of this Amendment, including via the execution and delivery by the Co-Issuers and the Trustee of this Amendment (but for the avoidance of doubt, will be deemed not to consent to any provision of this Amendment including any provision pursuant to the Base Indenture or any other Transaction Document) for any purpose under the Base Indenture or any other Transaction Document and will be deemed not to implement any provision of this Amendment (including any provision pursuant to the Base Indenture or any other Transaction Document) to which it is not required to do so for any purpose under the Base Indenture or any other Transaction Document).

MIDLAND LOAN SERVICES, a division of PNC Bank, National Association, as Control Party

By:	/s/ David Bornheimer
Name:	David Bornheimer
Title:	Vice President

Amendment No. 6 to Amended and Restated Base Indenture

CONSENT AND DIRECTION OF CONTROLLING CLASS REPRESENTATIVE:

Athene Annuity and Life Company, in its capacity as Controlling Class Representative, hereby consents to and directs the Control Party (pursuant to Section 11.4(b) of the Base Indenture) to implement the amendments set forth in Section 1 of this Amendment, including via the execution and delivery by the Co-Issuers and the Trustee of this Amendment (but for the avoidance of doubt, will be deemed not to consent to any provision of this Amendment (including any provision pursuant to the Base Indenture or any other Transaction Document) for any other purpose under the Base Indenture or any other Transaction Document or to direct, with its consent, the Control Party to implement any provision of this Amendment (including any provision pursuant to the Base Indenture or any other Transaction Document) to which it is not required to do so for any purpose under the Base Indenture or any other Transaction Document).

Athene Annuity and Life Company,
as Controlling Class Representative

By:	Apollo Insurance Solutions Group LP, its investment adviser

By:	Apollo Capital Management, L.P., its sub-adviser

By:	Apollo Capital Management GP, LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Amendment No. 6 to Amended and Restated Base Indenture